Exhibit 99.1

                       WAUSAU-MOSINEE PAPER CORPORATION
                        ANNOUNCES THIRD-QUARTER RESULTS



MOSINEE, WI...October 21, 2003...Wausau-Mosinee Paper Corporation
(NYSE:WMO) today reported third-quarter 2003 net earnings of $6.0 million, or $0.12 per share, compared to $7.6 million, or $0.15 per share, in the same period last year. Third-quarter earnings included stock incentive charges of $0.01 per share in 2003 and credits of $0.02 per share in 2002. Third-quarter net sales were $249.5 million compared with $251.1 million last year.

Net earnings for the first nine months of 2003 were $10.5 million, or $0.20 per share, compared with $16.7 million, or $0.32 per share, during the same period last year. Earnings included stock incentive charges of $0.01 per share in 2003 and credits of $0.01 per share in 2002. Net sales increased 2 percent to $732.2 million from $714.9 million reported last year.

"We are pleased to report third-quarter earnings, excluding the impact of stock incentives, comparable to prior year despite significant cost pressures and continuing difficult market conditions," said Thomas J. Howatt, president and CEO. "The typical fall rebound in printing paper markets was well below seasonal expectations, and away-from-home tissue markets were uncharacteristically weak. Our ongoing focus on new-product development, increased operating efficiencies and cost reduction allowed us to largely offset natural gas and fiber cost increases that were $0.08 per share above year-ago levels."

Specialty Paper Group operating profits substantially improved to $2.4 million in the third quarter from $59,000 in 2002. "Average selling price increased 5 percent compared with last year, and our cost-reduction program yielded substantial results," said Howatt. "We are pleased with Specialty Paper's performance in the face of difficult market conditions and increased raw material and energy costs. Revenues from products developed within the last three years reached nearly 50 percent, allowing us to improve our sales mix and reduce reliance on lower-margin products."

Printing & Writing Group operating profits declined to $5.3 million from $6.0 million last year as market pulp and natural gas cost increases of approximately $4.0 million more than offset sales volume gains and cost-reduction results. "Despite a fourth consecutive year of decline in uncoated free-sheet markets, we continue to gain share in our target markets. We've increased third-quarter consumer product shipments by more than 20 percent and premium paper shipments by 4 percent compared to last year," said Howatt. "We differentiate our business through product leadership and outstanding customer service, which are helping us achieve market share gains."

Towel & Tissue Group reported third-quarter operating profits of $7.6 million compared with $9.2 million last year. Average selling price declined 3 percent while sales volume held even with prior-year levels. "Towel and tissue markets are growing at a rate below the long-term trend and are extremely competitive at present, as some suppliers appear focused on market share in advance of impending industry capacity increases," said Howatt. "Despite this pressure we have continued to increase shipments of our higher-margin, value-added grades, achieving year-to-date growth of 5 percent in this product category."

Looking to the fourth quarter, Howatt commented, "We remain very optimistic about our long-term ability to compete successfully in our target markets despite the current difficult business environment, and we believe we are properly focused on those elements of our business that will drive that success. On a short-term basis, market conditions have yet to show any sign of
meaningful improvement, while cost pressures continue.   As a result, we expect
fourth-quarter earnings to fall somewhat short of the prior-year level of $0.12 per share."

Wausau-Mosinee's third-quarter conference call is scheduled for 11:00 a.m.
(EDT) on Wednesday, October 22, and can be accessed through the Company's Web site at www.wausaumosinee.com under "Investor Information." A replay of the Webcast will be available on the same site through October 31.

Wausau-Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


                                     # # #
                                (tables follow)

                       WAUSAU-MOSINEE PAPER CORPORATION
               INTERIM REPORT - QUARTER-ENDED SEPTEMBER 30, 2003

(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                              Three Months          Nine Months
     OF OPERATIONS (UNAUDITED)                             Ended September 30,    Ended September 30,
                                                           2003        2002        2003        2002
Net Sales                                               $249,529    $251,149    $732,188    $714,897
Cost of Sales                                            221,090     223,003     657,774     632,952
     Gross Profit                                         28,439      28,146      74,414      81,945
Selling & Administrative Expense                          16,426      13,466      50,089      47,241
     Operating Profit                                     12,013      14,680      24,325      34,704
Interest Expense                                          (2,537)     (2,679)     (7,608)     (8,215)
Other Income                                                  18          31          19          17
     Earnings before Income Taxes                          9,494      12,032      16,736      26,506
Provision for Income Taxes                                 3,513       4,455       6,192       9,805
     Net Earnings                                      $   5,981    $  7,577     $10,544     $16,701

     Net Earnings Per Share (Basic & Diluted)         $     0.12    $   0.15   $    0.20    $   0.32
     Weighted Average Shares Outstanding (Basic)      51,552,250  51,536,891  51,546,462  51,529,695

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)          SEPTEMBER 30,    December 31,
                                                             2003           2002
Current Assets                                            $243,833       $240,398
Property, Plant & Equipment, Net                           575,483        597,979
Other Assets                                                39,558         35,380
     Total Assets                                         $858,874       $873,757

Current Liabilities                                       $113,061       $122,000
Long-term Debt                                             162,374        162,763
Other Liabilities                                          225,502        233,046
Stockholders' Equity                                       357,937        355,948
     Total Liabilities & Stockholders' Equity             $858,874       $873,757

CONDENSED CONSOLIDATED STATEMENTS                                Nine Months
       OF CASH FLOW (UNAUDITED)                              Ended September 30,
                                                              2003       2002
Cash Provided by Operating Activities                      $27,864    $49,021
Capital Expenditures                                       (16,794)   (15,573)
Acquisition of Business                                     (8,511)         0
Payments Under Credit Agreements                                 0    (16,025)
Dividends Paid                                             (13,144)   (13,140)
Payments Under Capital Lease Agreement                         (71)         0
Proceeds from Stock-Option Exercises                           167        325
Proceeds on Sale of Property, Plant & Equipment                 11        185
     Net Increase (Decrease) in Cash                      $(10,478)   $ 4,793

Note 1 -Balance sheet amounts at September 30, 2003 are unaudited. The December 31, 2002 amounts are derived from audited financial statements.
Note 2 -Effective March 3, 2003, the Company acquired certain assets of a laminated papers producer. The acquisition is being accounted for as a purchase business combination and, accordingly, the purchase price has been allocated using the fair values of the acquired receivables, inventory, machinery and equipment, and identifiable intangible assets. No goodwill was recorded as a result of this acquisition.
Note 3 -During the second quarter of 2003, the Company's Towel & Tissue Group reached a settlement of all claims of the parties in its previously announced patent litigation. As a result of the settlement, the Company recognized $4.2 million in pre-tax income as a fee for licensing certain patented dispenser technologies.
Note 4 -Interim Segment Information The Company's operations are classified into three principal reportable segments: the Printing & Writing Group, the Specialty Paper Group, and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies. The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products, and a converting facility that converts printing and writing grades. The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. The Towel & Tissue Group produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the
       "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky. Sales, operating profit, and asset information by segment is as follows:

       (in thousands, except ton data)                  SEPTEMBER 30, December 31,
                                                             2003       2002
       Segment Assets (Note 1)
          Printing & Writing                              $293,497   $284,652
          Specialty Paper                                  343,374    347,380
          Towel & Tissue                                   167,773    170,854
          Corporate & Unallocated*                          54,230     70,871
                                                          $858,874   $873,757

                                                         Three Months        Nine Months
                                                     Ended September 30, Ended September 30,
                                                       2003      2002      2003     2002
        Net Sales External Customers (unaudited)
          Printing & Writing                        $104,105  $103,161  $301,940  $295,258
          Specialty Paper                             90,191    90,672   272,350   262,348
          Towel & Tissue                              55,233    57,316   157,898   157,291
                                                    $249,529  $251,149  $732,188  $714,897

        Net Sales - Intersegment (unaudited)
          Printing & Writing                          $1,850    $1,669    $5,323    $5,274
          Specialty Paper                                  0        70         0       220
          Towel & Tissue                                   0         0         0         0
                                                      $1,850    $1,739    $5,323    $5,494

        Operating Profit (Loss) (unaudited)
          Printing & Writing                          $5,265    $5,951    $9,455   $23,279
          Specialty Paper                              2,444        59     4,020    (3,725)
          Towel & Tissue                               7,619     9,193    20,022    21,011
        Total Reportable Segment Operating Profit     15,328    15,203    33,497    40,565
          Corporate & Eliminations                    (3,315)     (523)   (9,172)   (5,861)
          Interest Expense                            (2,537)   (2,679)   (7,608)   (8,215)
          Other Income                                    18        31        19        17
             Earnings Before Income Taxes             $9,494   $12,032   $16,736   $26,506

                                                          Three Months      Nine Months
                                                      Ended September 30, Ended September 30,
                                                        2003      2002     2003     2002
        Depreciation, Depletion and Amortization
        (unaudited)
          Printing & Writing                          $4,299    $4,095   $12,956  $12,400
          Specialty Paper                              6,108     6,277    18,527   18,893
          Towel & Tissue                               4,533     4,353    13,644   13,325
          Corporate and unallocated                      195       220       566      672
                                                     $15,135   $14,945   $45,693  $45,290

        Tons Sold (unaudited)
          Printing & Writing                          95,164    94,439   274,567  267,920
          Specialty Paper                             80,988    86,269   251,314  250,695
          Towel & Tissue                              39,278    39,382   111,719  110,502
                                                     215,430   220,090   637,600  629,117

            *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.